Exhibit 107

Calculation of Filing Fee Table

Form S-3

(Form Type)

CADRE HOLDINGS, INC.

(Exact Name of Registrant as Specified in its Charter)

Table 1 - Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Security	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Fees to Be Paid	Equity	Common Stock, par value $0.0001 per share (“Common Stock”)	457(c)	163,127(1)	$36.78 (2)	$5,999,811.06(1)(2)	$147.60 per $1,000,000	$885.57
Fees Previously Paid	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Carry Forward Securities	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
		Total Offering Amounts				$5,999,811.06	$147.60 per $1,000,000	$885.57
		Total Fees Previously Paid						—
		Total Fee Offsets						—
		Net Fee Due						$885.57

(1)	The shares of Common Stock being registered hereunder for the selling securityholder are in addition to the 3,000,000 shares of Common Stock of the selling securityholder that were registered pursuant to the registrant’s Registration Statement on Form S-3, as amended (File No. 333-271328), which was declared effective by the Securities and Exchange Commission on June 1, 2023.

(2)	With respect to this offering, the registration fee has been calculated in accordance with Rule 457(c) under the Securities Act of 1933, as amended, based on the average of the high and low prices of registrant’s common stock as reported on the New York Stock Exchange on March 14, 2024. In accordance with Rule 462(b) under the Securities Act, an additional amount of securities having a proposed maximum aggregate offering price of $5,999,811.06 are hereby registered.